Exhibit 99.1

Press Release

Regeneron Reports Third Quarter 2026 Financial and Operating Results
•Third quarter 2026 revenues increased 36% to $5.1 billion versus third quarter 2025
•Dupixent® global net sales (recorded by Sanofi) increased 35% to $6.5 billion
•EYLEA HD® U.S. net sales increased 62% to $699 million
•Libtayo® global net sales increased 51% to $550 million
•GAAP EPS increased 35% to $18.45; non-GAAP EPS(a) increased 70% to $20.07
•Expanded collaboration with Sanofi, adding multiple next-generation, long-acting immunology antibodies; $1.0 billion up-front to be recognized as collaboration revenue in fourth quarter 2026 with potential to receive up to an additional $7.0 billion in future milestones
•Pasatru™ (garetosmab) approved by FDA for fibrodysplasia ossificans progressiva (FOP)
Tarrytown, New York (October 30, 2026) -- Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial results for the third quarter of 2026 and provided a business update.
"This was an outstanding quarter for Regeneron, with Dupixent, EYLEA HD, and Libtayo each achieving record net sales," said Leonard S. Schleifer, M.D., Ph.D., Board co-Chair, President and Chief Executive Officer of Regeneron. "Our pipeline of about 50 product candidates is rapidly advancing. We expect an FDA decision for cemdisiran in generalized myasthenia gravis next month; our Phase 3 programs in multiple myeloma, lymphoma, anticoagulation, and obesity continue to advance; and we have generated encouraging early data in MASH, POTS, and ovarian cancer. Finally, we expanded our alliance with Sanofi to include four Regeneron-invented, next-generation, long-acting antibodies designed to build on the success of Dupixent."
Financial Highlights

($ in millions, except per share data)	Q3 2026	Q3 2025	% Change
Total revenues	$5,116	$3,754	36%
GAAP net income	$1,949	$1,460	33%
GAAP net income per share - diluted	$18.45	$13.62	35%
Non-GAAP net income(a)	$2,150	$1,287	67%
Non-GAAP net income per share - diluted(a)	$20.07	$11.83	70%
"We are pleased with our third quarter financial results, which marked our third consecutive quarter of double-digit growth in both revenue and non-GAAP EPS," said Christopher Fenimore, Executive Vice President, Finance and Chief Financial Officer of Regeneron. "Strong commercial execution across our portfolio, together with the anticipated step-up in Sanofi collaboration revenue in the first full quarter following repayment of the Development Balance, drove a 36% increase in total revenues and a 70% increase in non-GAAP EPS, positioning us to deliver one of our strongest years ever."

Business Highlights
Key Pipeline Progress
Regeneron has approximately 50 product candidates in clinical development, including a number of marketed products for which it is investigating additional indications. Updates from the clinical pipeline include:
Libtayo (cemiplimab)
•In August 2026, the Ministry of Health, Labour and Welfare (MHLW) in Japan approved Libtayo as an adjuvant treatment for cutaneous squamous cell carcinoma (CSCC) and for the treatment of metastatic or locally advanced CSCC. These indications are already approved in the United States and European Union (EU).
•In October 2026, the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending the approval of an alternative dosing schedule for Libtayo across all approved indications. The positive opinion supports reducing Libtayo dosing frequency from every three weeks to every six weeks after the first 12 weeks of treatment. The European Commission (EC) is expected to make a final decision in the coming months. There is also a supplemental Biologics License Application (sBLA) under review by the U.S. Food and Drug Administration (FDA), which has a target action date in March 2027.
•In October 2026, the Company announced longer-term data which showed increasing and clinically meaningful overall survival benefit for Libtayo as an adjuvant treatment for patients with CSCC. The results were presented at the European Society for Medical Oncology (ESMO) 2026 Meeting.
Other Oncology Programs
•The FDA accepted for review the resubmission of the BLA for Ordspono™ (odronextamab) in relapsed or refractory diffuse large B-cell lymphoma (DLBCL), which has a target action date in February 2027.
•The Company announced that ubamatamab (MUC16 and CD3 bispecific antibody) showed a high rate of durable responses in an initial study in patients with advanced low-grade serous ovarian cancer (LGSOC). The data are from an ongoing Phase 1/2 trial and were presented at the International Gynecologic Cancer Society (IGCS) 2026 Annual Global Meeting. Based on these preliminary trial results, the Company has been enrolling a single-arm, potentially registrational LGSOC trial and is planning to initiate a confirmatory Phase 3 trial in this setting.
Pasatru (garetosmab)
•In August 2026, the FDA approved Pasatru to reduce formation of new heterotopic ossification lesions and clinician-assessed flare-ups in adults with FOP. A regulatory application is also under review in the EU.
•The Company announced positive 84-week results from the Phase 3 trial for Pasatru in adults with FOP. These longer-term findings demonstrated sustained efficacy in halting new, rogue bone growth and in significantly reducing disease flare-ups, and were presented at the American Society for Bone and Mineral Research (ASBMR) Annual Meeting.
Other Programs
•A three-arm, placebo-controlled Phase 3 study was initiated to evaluate cenvacibart (an antibody to Factor XI (catalytic domain)), and amrecibart (an antibody to Factor XI (A2 domain)), individually, for the prevention of venous thromboembolism in patients with a peripherally inserted central catheter (PICC).

•The Company has an ongoing Phase 1/2 study for its RNAi therapy targeting CIDEB. Interim results from this randomized, placebo-controlled, first-in-human trial in adults with metabolic dysfunction-associated steatotic liver disease (MASLD) showed that a single dose was generally well tolerated and reduced liver fat by approximately 70% on average from baseline at 12 weeks, with effects sustained through 24 weeks of follow-up. The Company plans to present interim results at the American Association for the Study of Liver Diseases (AASLD) Meeting in November 2026 and to initiate a Phase 3 study in metabolic dysfunction-associated steatohepatitis (MASH)/MASLD in the fourth quarter of 2026.
•The Company plans to report results from the Phase 2 study for baloncibart (NPR1 antagonist antibody) in postural orthostatic tachycardia syndrome (POTS) at the American Autonomic Society (AAS) Meeting in November 2026. Additionally, the Company plans to initiate a Phase 3 study in POTS in the first half of 2027, pending regulatory feedback.
•The Company announced new results from the Phase 2 COURAGE trial evaluating trevogrumab (myostatin antibody) for its potential to prevent lean mass and muscle loss during GLP-1 receptor agonist-induced weight loss in people living with obesity. The results of the trial were presented at the European Association for the Study of Diabetes (EASD) Annual Meeting.
•A second Phase 3 study was initiated for REGN1908-1909, an investigational treatment for cat allergy.
Corporate Updates
•In October 2026, the Company and Sanofi amended their antibody collaboration, adding multiple next-generation, long-acting Regeneron-invented antibodies to the alliance. Under the terms of the agreement, the Company received an up-front payment of $1.0 billion, and is entitled to receive up to an additional $7.0 billion in the aggregate upon the achievement of certain development, regulatory, and sales-based milestones. The companies will equally share development and commercialization costs for the new programs, and, if commercialized, share any future profits equally on a global basis.
•In October 2026, the Company announced an agreement with the Biomedical Advanced Research and Development Authority (BARDA) to provide additional supply of Inmazeb® for U.S. preparedness against Ebola disease. Under the terms of the agreement, the Company expects to deliver a pre-specified number of treatment doses of Inmazeb each year to the U.S. government beginning in 2027 through 2031.

Third Quarter 2026 Financial Results
Revenues

($ in millions)	Q3 2026	Q3 2025	% Change
Net product sales:
EYLEA HD - U.S.	$699	$431	62%
EYLEA® - U.S.	400	681	(41%)
Total EYLEA HD and EYLEA - U.S.	1,099	1,112	(1%)
Libtayo - U.S.	396	219	81%
Libtayo - ROW*	154	146	5%
Total Libtayo - Global	550	365	51%
Praluent® - U.S.	81	67	21%
Evkeeza® - U.S.	55	43	28%
Lynozyfic® - Global	19	1	**
Other products - Global	1	—	**
Total net product sales	1,805	1,588	14%

Collaboration revenue:
Sanofi	2,724	1,617	68%
Bayer	267	345	(23%)
Other	10	6	67%
Other revenue	310	198	57%
Total revenues	$5,116	$3,754	36%

* Rest of world (ROW)
** Percentage not meaningful or greater than 100%
EYLEA HD U.S. net product sales increased in the third quarter of 2026, compared to the third quarter of 2025, primarily due to higher sales volumes driven by increased demand, partly offset by a lower net selling price.
EYLEA U.S. net product sales decreased in the third quarter of 2026, compared to the third quarter of 2025, primarily due to lower sales volumes as a result of continued competitive pressures and the continued transition of patients to EYLEA HD.
Libtayo U.S. net product sales increased in the third quarter of 2026, compared to the third quarter of 2025, primarily due to higher sales volumes driven by increased demand.
Sanofi collaboration revenue increased in the third quarter of 2026, compared to the third quarter of 2025, due to an increase in the Company's share of profits from the commercialization of antibodies, which were $2.575 billion and $1.456 billion in the third quarter of 2026 and 2025, respectively. The increase in the Company's share of profits from the commercialization of antibodies was driven by higher profits primarily associated with an increase in Dupixent sales. In addition, the Sanofi Development Balance was fully repaid as of the end of the second quarter of 2026 and no longer reduced Sanofi collaboration revenue beginning in the third quarter of 2026.
Refer to Table 4 for a summary of collaboration revenue.

Operating Expenses

	GAAP		% Change	Non-GAAP(a)		% Change
($ in millions)	Q3 2026	Q3 2025		Q3 2026	Q3 2025
Research and development (R&D)	$1,795	$1,475	22%	$1,654	$1,350	23%
Acquired in-process research and development (IPR&D)	$22	$83	(73%)	*	*	*
Selling, general, and administrative (SG&A)	$678	$658	3%	$588	$541	9%
Cost of goods sold (COGS)	$322	$281	15%	$246	$227	8%
Gross margin on net product sales(b)	82%	82%		86%	86%
Cost of collaboration and contract manufacturing (COCM)(c)	$252	$241	5%	*	*	*
Other operating (income) expense, net	$—	$(10)	(100%)	*	*	*

* GAAP and non-GAAP amounts are equivalent as no non-GAAP adjustments have been recorded
GAAP and non-GAAP R&D expenses increased in the third quarter of 2026, compared to the third quarter of 2025, driven by the advancement of the Company's clinical pipeline and increased manufacturing activity associated with the Company's product candidates.
Other Financial Information
GAAP other income (expense), net decreased in the third quarter of 2026, compared to the third quarter of 2025, primarily due to lower net gains on marketable and other securities.
In the third quarter of 2026, the Company's GAAP effective tax rate (ETR) was 14.7%, compared to 17.2% in the third quarter of 2025. The GAAP ETR for the third quarter of 2025 was negatively impacted by the enactment of the "One Big Beautiful Bill Act" or "OBBBA," including a $45 million charge related to the re-measurement of the Company's U.S. net deferred tax assets. In the third quarter of 2026, the non-GAAP ETR was 15.0%, compared to 13.1% in the third quarter of 2025.
A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
Capital Allocation
During the nine months ended September 30, 2026, the Company repurchased $2.3 billion of its common stock. As of September 30, 2026, $2.2 billion remained available for share repurchases under the Company's share repurchase programs.
In October 2026, the Company declared a cash dividend of $0.94 per share on the Company's common stock and Class A stock, payable on December 3, 2026 to shareholders of record as of November 20, 2026.

2026 Financial Guidance*
The Company's full year 2026 financial guidance consists of the following components:

2026 Guidance
	Prior	Updated
GAAP R&D	$6.500–$6.635 billion	$6.600–$6.735 billion
Non-GAAP R&D(a)	$5.950–$6.050 billion	$6.050–$6.150 billion
GAAP SG&A	$2.830–$2.960 billion	$2.730–$2.860 billion
Non-GAAP SG&A(a)	$2.500–$2.600 billion	$2.400–$2.500 billion
GAAP gross margin on net product sales	78%–79%	Approximately 80%
Non-GAAP gross margin on net product sales(a)	84%–85%	Approximately 86%
GAAP COCM	$985 million–$1.035 billion	Unchanged
Non-GAAP COCM(a)	$970 million–$1.020 billion	Unchanged
Capital expenditures	$1.030–$1.100 billion	$1.050–$1.100 billion
GAAP effective tax rate	13%–14%	Approximately 14%
Non-GAAP effective tax rate(a)	14%–15%	Approximately 15%

* The Company's 2026 financial guidance does not assume the completion of any business development transactions not completed as of the date of this press release

A reconciliation of full year 2026 GAAP to non-GAAP financial guidance is included below:

	Projected Range
($ in millions)	Low	High
GAAP R&D	$6,600	$6,735
Stock-based compensation expense	(550)	(580)
Other	—	(5)
Non-GAAP R&D(a)	$6,050	$6,150

GAAP SG&A	$2,730	$2,860
Stock-based compensation expense	(325)	(350)
Other*	(5)	(10)
Non-GAAP SG&A(a)	$2,400	$2,500

GAAP gross margin on net product sales	80%	80%
Stock-based compensation expense	1%	1%
Other**	5%	5%
Non-GAAP gross margin on net product sales(a)	86%	86%

GAAP COCM	$985	$1,035
Temporary manufacturing interruption-related costs	(15)	(15)
Non-GAAP COCM(a)	$970	$1,020

GAAP ETR	14%	14%
Income tax effect of GAAP to non-GAAP reconciling items	1%	1%
Income tax expense: Shortfall from stock-based compensation	(<1%)	(<1%)
Non-GAAP ETR(a)	15%	15%

* Includes litigation settlements and other costs
** Includes intangible asset amortization and temporary manufacturing interruption-related costs

(a)
This press release uses non-GAAP R&D, non-GAAP SG&A, non-GAAP COGS, non-GAAP gross margin on net product sales, non-GAAP COCM, non-GAAP other income (expense), net, non-GAAP ETR, non-GAAP net income, non-GAAP net income per share, and free cash flow, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures are computed by excluding certain non-cash and/or other items from the related GAAP financial measure. The Company also includes a non-GAAP adjustment for the estimated income tax effect of reconciling items. A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control (such as the Company's stock price on the dates share-based grants are issued or changes in the fair value of the Company's investments in equity securities) or items that are not associated with normal, recurring operations (such as acquisition and integration costs). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. With respect to free cash flow, the Company believes that this non-GAAP measure provides a further measure of the Company's ability to generate cash flows from its operations. Additionally, the non-GAAP measures presented are intended to provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by the Company should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP.

(b)	Gross margin on net product sales represents gross profit expressed as a percentage of total net product sales recorded by the Company. Gross profit is calculated as net product sales less cost of goods sold.

(c)	Corresponding reimbursements from collaborators and others for manufacturing product is recorded within revenues.

Conference Call Information
Regeneron will host a conference call and simultaneous webcast to discuss its third quarter 2026 financial and operating results on Friday, October 30, 2026, at 8:30 AM Eastern Time. Participants may access the conference call live via webcast, or register in advance and participate via telephone, on the "Investors and Media" page of Regeneron's website at www.regeneron.com. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay and transcript of the conference call and webcast will be archived on the Company's website for at least 30 days.
About Regeneron
Regeneron is a leading biotechnology company that invents, develops, and commercializes life-transforming medicines for people with serious diseases. Founded and led by physician-scientists, Regeneron's unique ability to repeatedly and consistently translate science into medicine has led to numerous approved treatments and product candidates in development, most of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, neurological diseases, hematologic conditions, infectious diseases, and rare diseases.
Regeneron pushes the boundaries of scientific discovery and accelerates drug development using its proprietary technologies, such as VelociSuite®, which produces optimized fully human antibodies and new classes of bispecific antibodies. Regeneron is shaping the next frontier of medicine with data-powered insights from the Regeneron Genetics Center® and pioneering genetic medicine platforms, enabling Regeneron to identify innovative targets and complementary approaches to potentially treat or cure diseases.
For more information, please visit www.regeneron.com or follow Regeneron on LinkedIn, Instagram, Facebook, or X.
Forward-Looking Statements and Use of Digital Media
This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, competing products and product candidates (including biosimilar products) that may be superior to, or more cost effective than, products marketed or otherwise commercialized by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Products") and product candidates being developed by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Product Candidates"); uncertainty of the utilization, market acceptance, and commercial success of Regeneron's Products and Regeneron's Product Candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary) or recommendations and guidelines from governmental authorities and other third parties or other factors beyond Regeneron's control on the commercial success of Regeneron's Products and Regeneron's Product Candidates; the nature, timing, and possible success and therapeutic applications of Regeneron's Products and Regeneron's Product

Candidates and research and clinical programs now underway or planned, including without limitation EYLEA HD® (aflibercept) Injection 8 mg, EYLEA® (aflibercept) Injection, Dupixent® (dupilumab), Libtayo® (cemiplimab), Praluent® (alirocumab), Kevzara® (sarilumab), Evkeeza® (evinacumab), Veopoz® (pozelimab), Ordspono™ (odronextamab), Lynozyfic® (linvoseltamab), Otarmeni® (lunsotogene parvec), Pasatru™ (garetosmab), other clinical programs discussed in this press release, Regeneron's and its collaborators' earlier-stage programs, and the use of human genetics in Regeneron's research programs; the likelihood and timing of achieving any of the anticipated milestones described in this press release; safety issues resulting from the administration of Regeneron's Products and Regeneron's Product Candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s Products and Regeneron's Product Candidates in clinical trials; the likelihood, timing, and scope of possible regulatory approval and commercial launch of Regeneron's Product Candidates and new indications for Regeneron's Products, including those listed above and/or otherwise discussed in this press release; the extent to which the results from the research and development programs conducted by Regeneron and/or its collaborators may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; ongoing regulatory obligations and oversight impacting Regeneron's Products, research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's Products and Regeneron's Product Candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates and risks associated with tariffs and other trade restrictions; the ability of Regeneron’s collaborators, suppliers, or other third parties (as applicable) to perform manufacturing, filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s Products and Regeneron's Product Candidates; the availability and extent of reimbursement or copay assistance for Regeneron’s Products from third-party payors and other third parties, including private payor healthcare and insurance programs, health maintenance organizations, pharmacy benefit management companies, and government programs such as Medicare and Medicaid; coverage and reimbursement determinations by such payors and other third parties and new policies and procedures adopted by such payors and other third parties; changes to drug pricing regulations and requirements and Regeneron's drug pricing strategy, including in connection with Regeneron's April 2026 agreements with the U.S. government; other changes in laws, regulations, and policies affecting the healthcare industry; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance, including GAAP and non-GAAP R&D, GAAP and non-GAAP SG&A, GAAP and non-GAAP gross margin on net product sales, GAAP and non-GAAP COCM, capital expenditures, and GAAP and non-GAAP ETR; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi and Bayer (or their respective affiliated companies, as applicable), to be cancelled or terminated; the impact of public health outbreaks, epidemics, or pandemics on Regeneron's business; and risks associated with litigation and other proceedings and government investigations relating to the Company and/or its operations (including the pending civil proceedings initiated or joined by the U.S. Department of Justice and the U.S. Attorney's Office for the District of Massachusetts), risks associated with intellectual property of the Company or other parties and pending or future litigation or patent office proceedings relating thereto (including without limitation patent litigation and other related proceedings relating to Regeneron's Products), the ultimate outcome of any such proceedings and investigations, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition. A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2025 and its Form 10-Q for the quarterly period ended September 30, 2026. Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.
Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (https://investor.regeneron.com) and its LinkedIn page (https://www.linkedin.com/company/regeneron-pharmaceuticals).
Non-GAAP Financial Measures
This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of such non-GAAP financial measures.

###

Contact Information:

Ryan Crowe	Christina Chan
Investor Relations	Corporate Affairs
914-847-8790	914-847-8827
ryan.crowe@regeneron.com	christina.chan@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	September 30,	December 31,
	2026	2025
Assets:
Cash and marketable securities	$18,858.5	$18,865.8
Accounts receivable, net	7,578.6	5,741.1
Inventories	2,894.6	3,200.8
Property, plant, and equipment, net	5,727.5	5,120.4
Intangible assets, net	1,315.5	1,257.4
Deferred tax assets	4,535.6	4,077.2
Other assets	3,494.9	2,296.0
Total assets	$44,405.2	$40,558.7

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$7,229.7	$5,834.2
Finance lease liabilities	720.0	720.0
Deferred revenue	970.0	761.7
Long-term debt	1,987.0	1,985.9
Stockholders' equity	33,498.5	31,256.9
Total liabilities and stockholders' equity	$44,405.2	$40,558.7

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Net product sales	$1,805.3	$1,587.7	$4,982.2	$4,634.3
Collaboration revenue	3,000.5	1,968.4	7,355.2	5,360.3
Other revenue	310.0	198.2	674.5	464.0
	5,115.8	3,754.3	13,011.9	10,458.6
Expenses:
Research and development	1,794.7	1,475.0	4,969.8	4,224.1
Acquired in-process research and development	21.5	83.1	250.4	105.4
Selling, general, and administrative	677.8	657.8	1,987.6	1,925.0
Cost of goods sold	321.7	281.0	1,055.8	822.1
Cost of collaboration and contract manufacturing	251.9	240.6	763.7	694.0
Other operating (income) expense, net	—	(10.0)	—	(10.0)
	3,067.6	2,727.5	9,027.3	7,760.6

Income from operations	2,048.2	1,026.8	3,984.6	2,698.0

Other income (expense):
Other income (expense), net	246.5	755.8	693.0	1,520.6
Interest expense	(10.6)	(19.3)	(34.5)	(31.6)
	235.9	736.5	658.5	1,489.0

Income before income taxes	2,284.1	1,763.3	4,643.1	4,187.0

Income tax expense	335.4	303.3	670.3	526.7

Net income	$1,948.7	$1,460.0	$3,972.8	$3,660.3

Net income per share - basic	$19.16	$14.09	$38.65	$34.83
Net income per share - diluted	$18.45	$13.62	$37.37	$33.61

Weighted average shares outstanding - basic	101.7	103.6	102.8	105.1
Weighted average shares outstanding - diluted	105.6	107.2	106.3	108.9

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP R&D	$1,794.7	$1,475.0	$4,969.8	$4,224.1
Stock-based compensation expense	(140.3)	(125.1)	(406.2)	(405.1)
Other costs	(0.6)	—	(1.2)	—
Non-GAAP R&D	$1,653.8	$1,349.9	$4,562.4	$3,819.0

GAAP SG&A	$677.8	$657.8	$1,987.6	$1,925.0
Stock-based compensation expense	(86.6)	(92.0)	(261.3)	(279.0)
Litigation settlements	—	(25.0)	5.0	(25.0)
Other costs	(2.9)	—	(8.8)	(0.8)
Non-GAAP SG&A	$588.3	$540.8	$1,722.5	$1,620.2

GAAP COGS	$321.7	$281.0	$1,055.8	$822.1
Stock-based compensation expense	(28.9)	(19.9)	(88.7)	(60.3)
Intangible asset amortization expense	(47.1)	(33.7)	(130.3)	(94.8)
Temporary manufacturing interruption-related costs	—	—	(161.3)	—
Non-GAAP COGS	$245.7	$227.4	$675.5	$667.0

GAAP COCM	$251.9	$240.6	$763.7	$694.0
Temporary manufacturing interruption-related costs	—	—	(14.8)	—
Non-GAAP COCM	$251.9	$240.6	$748.9	$694.0

GAAP other income (expense), net	$235.9	$736.5	$658.5	$1,489.0
Gains on marketable and other securities, net	(60.3)	(577.7)	(147.2)	(967.6)
Non-GAAP other income (expense), net	$175.6	$158.8	$511.3	$521.4

GAAP net income	$1,948.7	$1,460.0	$3,972.8	$3,660.3
Total of GAAP to non-GAAP reconciling items above	246.1	(282.0)	920.4	(102.6)
Income tax effect of GAAP to non-GAAP reconciling items	(48.8)	64.7	(170.6)	37.0
Income tax expense: Shortfall from stock-based compensation	4.0	—	10.1	—
Income tax expense: Charge related to enactment of OBBBA	—	44.5	—	44.5
Non-GAAP net income	$2,150.0	$1,287.2	$4,732.7	$3,639.2

Non-GAAP net income per share - basic	$21.14	$12.42	$46.04	$34.63
Non-GAAP net income per share - diluted	$20.07	$11.83	$43.70	$32.87

Shares used in calculating:
Non-GAAP net income per share - basic	101.7	103.6	102.8	105.1
Non-GAAP net income per share - diluted	107.1	108.8	108.3	110.7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Effective tax rate reconciliation:
GAAP ETR	14.7%	17.2%	14.4%	12.6%
Income tax effect of GAAP to non-GAAP reconciling items	0.4%	(2.4%)	0.6%	(0.8%)
Income tax expense: Shortfall from stock-based compensation	(0.1%)	—%	(0.1%)	—%
Income tax expense: Charge related to enactment of OBBBA	—%	(1.7%)	—%	(0.9%)
Non-GAAP ETR	15.0%	13.1%	14.9%	10.9%

Gross margin on net product sales reconciliation:
GAAP gross margin on net product sales	82%	82%	79%	82%
Stock-based compensation expense	2%	2%	2%	2%
Intangible asset amortization expense	2%	2%	2%	2%
Temporary manufacturing interruption-related costs	—%	—%	3%	—%
Non-GAAP gross margin on net product sales	86%	86%	86%	86%

		Nine Months Ended September 30,
		2026	2025
Free cash flow reconciliation:
Net cash provided by operating activities		$3,675.3	$3,808.2
Capital expenditures		(771.0)	(649.7)
Free cash flow		$2,904.3	$3,158.5

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Sanofi collaboration revenue:
Regeneron's share of profits in connection with commercialization of antibodies	$2,574.9	$1,455.5	$6,058.3	$3,755.7
Reimbursement for manufacturing of commercial supplies	149.1	161.5	445.1	488.1
Total Sanofi collaboration revenue	2,724.0	1,617.0	6,503.4	4,243.8

Bayer collaboration revenue:
Regeneron's share of profits in connection with commercialization of EYLEA 8 mg and EYLEA outside the United States	211.5	311.9	678.8	1,012.6
Reimbursement for manufacturing of commercial supplies	55.3	32.9	151.5	91.1
Total Bayer collaboration revenue	266.8	344.8	830.3	1,103.7

Other collaboration revenue	9.7	6.6	21.5	12.8

Total collaboration revenue	$3,000.5	$1,968.4	$7,355.2	$5,360.3

TABLE 5
REGENERON PHARMACEUTICALS, INC.
NET PRODUCT SALES OF REGENERON-DISCOVERED PRODUCTS (Unaudited)
(In millions)

	Three Months Ended September 30,
	2026			2025			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
Dupixent(a)	$5,064.1	$1,476.4	$6,540.5	$3,618.8	$1,238.2	$4,857.0	35%
EYLEA HD(b)	$698.8	$384.0	$1,082.8	$430.6	$232.4	$663.0	63%
EYLEA(b)	$399.7	$258.7	$658.4	$680.6	$621.4	$1,302.0	(49%)
Total EYLEA HD and EYLEA	$1,098.5	$642.7	$1,741.2	$1,111.2	$853.8	$1,965.0	(11%)
Libtayo(c)	$395.8	$154.2	$550.0	$219.1	$146.1	$365.2	51%
Praluent(d)	$81.5	$179.4	$260.9	$67.7	$148.0	$215.7	21%
Kevzara(a)	$192.7	$62.9	$255.6	$102.9	$51.1	$154.0	66%
Lynozyfic	$18.6	$0.4	$19.0	$0.8	$—	$0.8	*
Other products(e)	$56.2	$35.1	$91.3	$43.1	$28.0	$71.1	28%

	Nine Months Ended September 30,
	2026			2025			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
Dupixent(a)	$13,183.6	$4,235.2	$17,418.8	$9,453.2	$3,414.0	$12,867.2	35%
EYLEA HD(b)	$1,763.5	$1,082.8	$2,846.3	$1,130.6	$620.5	$1,751.1	63%
EYLEA(b)	$1,285.0	$955.1	$2,240.1	$2,170.9	$2,068.8	$4,239.7	(47%)
Total EYLEA HD and EYLEA	$3,048.5	$2,037.9	$5,086.4	$3,301.5	$2,689.3	$5,990.8	(15%)
Libtayo(c)	$1,024.5	$453.1	$1,477.6	$659.4	$367.4	$1,026.8	44%
Praluent(d)	$222.8	$549.4	$772.2	$190.3	$440.7	$631.0	22%
Kevzara(a)	$436.6	$169.7	$606.3	$271.4	$151.2	$422.6	43%
Lynozyfic	$45.5	$1.2	$46.7	$0.8	$—	$0.8	*
Other products(e)	$187.3	$95.0	$282.3	$116.3	$81.5	$197.8	43%

Note: The table above includes net product sales of Regeneron-discovered products. Such net product sales are recorded by the Company or others, as further described in the footnotes below.
* Percentage not meaningful or greater than 100%
(a) Sanofi records global net product sales of Dupixent and Kevzara, and the Company records its share of profits in connection with global sales of such products within Collaboration revenue
(b) The Company records net product sales of EYLEA HD and EYLEA in the United States, and Bayer records net product sales outside the United States. The Company records its share of profits in connection with sales outside the United States within Collaboration revenue.

(c) The Company records global net product sales of Libtayo and pays Sanofi a royalty on such sales
(d) The Company records net product sales of Praluent in the United States. Sanofi records net product sales of Praluent outside the United States and pays the Company a royalty on such sales, which is recorded within Other revenue.

(e) Included in this line item are products which are sold by the Company and others. Refer to "Third Quarter 2026 Financial Results" section above for a listing of net product sales recorded by the Company. Not included in this line item are net product sales of ARCALYST®, which are recorded by Kiniksa.